Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated May 14, 2021, with respect to the consolidated balance sheet of Healthstat, Inc. as of November 1, 2020 and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the period from January 1, 2020 through November 1, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

August 6, 2021